CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 29, 2000, except for certain information included in Notes 2 and 4, for which the dates are March 24, 2000 and March 16, 2000, respectively relating to the consolidated financial statements and financial statement schedule, which appears in PECO Energy Company's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated January 30, 2001, except for Note 21 PETT Refinancing for which the date is March 1, 2001, relating to the consolidated financial statements of Exelon Corporation, which appears in the Current Report on Form 8-K dated March 16, 2001. We also consent to the references to us under the headings "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP

Chicago, Illinois
March 23, 2001